Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in the Registration Statement of Baird Medical Investment Holdings Limited on Form F-4 of our report dated August 21, 2023, with respect to our audits of the consolidated financial statements of Tycoon Choice Global Limited as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Form F-4 of Baird Medical Investment Holdings Limited. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

August 21, 2023